CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT ("Agreement") is made to be effective the 24th day of April, 2001 (the "Effective Date") by and between Berkshire Capital
Management  Co.,  Inc.,   independent   contractor  (the  "Consultant")  and  GK
Intelligent Systems, Inc., a Delaware corporation (the "Corporation"), whose principle place of business is Houston, Texas.


     1. Engagement of Consultant. The Corporati on hereby retains Consultant, as an independent contractor, to render consulting services, as further described in an Addendum attached hereto. Consultant hereby agrees to render consulting services to the Corporation upon the terms and conditions hereinafter set forth.

     2. Duties of Consultant. Consultant shall perform such consulting services for the Corporation as shall be delegated by the Corporation. Consultant shall have control of the methods, timing and manner in which he performs services for the Corporation. Consultant is not required to devote its full time and attention to the duties under this Agreement, nor is Consultant required to maintain or establish set hours of work consistent with the Corporation's policies on work hours for its employees.

     3. Consideration. As consideration for the consulting services to be tendered during the terms of this Agreement, the Corporation agrees to compensate Consultant by issuing Consultant One Million (1,000,000) shares of its unregistered common stock (subject to the provisions of SEC Rule 144) beginning on the Effective Date. The Corporation shall reimburse Consultant for all reasonable and necessary expenses, including, without limitation, travel, meals and entertainment, incurred by Consultant in providing consulting services in accordance with the terms of this Agreement. Please note that upon the issuance and receipt of the One Million (1,000,000) shares by Consultant, the shares are, at that point, deemed to be earned by the Consultant and cannot be canceled for any reason whatsoever. The Consultant will be entitled to receive additional shares, pro rata, in the event of a reverse stock split within three (3) years from the Effective Date. The amount of pro rata shares to be issued to the Consultant will be proportional to the shares exchanged in the reverse stock split. Thus, by way of example, if a one-for-four (1 for 4) reverse stock split occurred, the original One Million (1,000,000) shares issued would be reduced to Two Hundred Fifty Thousand (250,000) shares. The number of pro rata shares due the Consultant would be equivalent to Seven Hundred Fifty Thousand (750,000) shares of post-reverse stock split common stock. However, had any shares been sold by the Consultant prior to the reverse stock split, the amount of pro rata shares due shall be determined by subtracting the number of pre-split shares sold from those originally issued. A further example would be as follows:
          If Six Hundred Thousand (600,000) pre-split shares were sold out of the original One Million (1,000,000) shares prior to the split, there would be a Four Hundred Thousand (400,000) Share balance. If a one-for-four (1 for 4) reverse stock split occurred, One Hundred Thousand Shares would remain, leaving Three Hundred Thousand (300,000) pro-rata shares due the Consultant.

     4. Non-Exclusivity. Consultant is under no obligation to work exclusively for the Corporation, and may accept engagements, work, and assignments from parties other than the Corporation on a regular basis. The Corporation understands that Consultant's services are available to the general public on a regular and consistent basis, and accepts the Consultant's engagement under this Agreement upon such basis.

     5. Confidentiality and Proprietary Information. Consultant acknowledges that the law provides companies, such as the Corporation, with protection for their trade secrets and confidential information. Consultant agrees not to disclose, directly or indirectly, any of the Corporation's confidential business information or confidential technical information to anyone without the prior written consent of the Corporation. Consultant will not use any of the Corporation's confidential business information or confidential technical information in any way, either during or after the term of this

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          Agreement,  except  as  required  in the  course  of the  Consultant's performance pursuant to this Agreement. Consultant agrees to strictly adhere to any obligations that it may have to companies with which it has formally been associated insofar as its use or disclosure of their confidential information is concerned. Information will not be deemed part of the confidential information that is restricted by this section if the Consultant can show that:  (a) the  information  was in
          its  possession  or  within  its  knowledge   before  the  Corporation
          disclosed it to the Consultant; or (b) the information was or became generally known to those who could take economic advantage of it, through no fault of the Consultant; or (c) Consultant obtained the information from a party having the right to disclose it to the Consultant without violation of any obligation to the Corporation; or
          (d)  Consultant  is required to disclose the  information  pursuant to
          legal  process  (e.g.,  a  subpoena,  deposition,   discovery,  etc.),
          provided that Consultant notifies the Corporation immediately upon receiving or becoming aware of the legal process in question. All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Corporation made or received by the Consultant during the term of this Agreement is and shall remain the property of the Corporation. Upon termination of this Agreement, the Consultant will immediately deliver to the Corporation
          all  property  of  the   Corporation,   which  may  still  be  in  the
          Consultant's possession. Consultant will not remove or assist in removing such property from the Consultant's premises under any circumstances, either during the term of this Agreement or after termination thereof, except with the prior written consent of the Corporation.

     6. Effective Date. The Effective Date of this Agreement shall be April 24th, 2001.

     7. Governing Law. The validity of this Agreement and any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York.

     8.   Severability.  If any  provision  of  this  Agreement  is  held  to be illegal, invalid or unenforceable under present or future laws effective during the terms of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected thereby, and in lieu of such an illegal, invalid or unenforceable provision, there will automatically be added a provision, as a part of this Agreement, as similar in terms to such illegal, invalid or unenforceable provision as may be possible and will be legal, valid, and enforceable.

     9. Notice. Any notice, demand, desire or request permitted in connection with this Agreement shall be in writing and shall be deemed effective if hand delivered or sent by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties intended at the address set forth next to their signature to this Agreement.

     10. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto have signed the same document, and all counterparts will constitute one and the same agreement.

     11. Headings. The headings of the sections of this Agreement have been inserted for convenience and reference only and shall not be construed or interpreted to restrict or modify any of the terms or provisions hereof.


IN WITNESS WHEREOF, this Agreement is executed, effective as of the Effective Date.


CONSULTANT                                        CORPORATION

Berkshire Capital Management Co., Inc.            GK Intelligent Systems, Inc.



      /S/ Joseph Fiore                            /S/ Gary F. Kimmons
By: ________________________________         By: ______________________________
         Joseph Fiore, President                 Gary F. Kimmons, CEO

Address: 670 White Plains Road, Ste. 120          Address:  2602 Yorktown Place
         Scarsdale, NY  10583                               Houston, TX  77056


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                                    ADDENDUM


     Executive consultative services to be performed by Berkshire Capital Management Co., Inc.:


     1. Assistance in the development of general corporate strategy. Recommendation of an effective growth strategy. Provision of guidance involving the pursuit of corporate goals and the development of the Company into a profitable entity.

     2. Mentoring/assistance in structuring the functional components of the Company and posturing it for resurrection.

     3.   Technical  guidance in the  processes  of  establishing  key  business alliances and affiliated relationships. This includes merger and acquisition consultation such as providing M&A mentoring and assistance, negotiating co-venture agreements, evaluating the merit of transactions, and selecting venture partners.

     4. Assistance in securing key administrative personnel (staffing) to run the Company.

     5.   Guidance  in  the  key  issues  and   considerations   unique  to  the
          resurrection of publicly-traded entities.